UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2015

EAGLE MOUNTAIN CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	000-50140	16-1642709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Central Plaza, Suite 4703, 18 Harbour Road, Wanchai, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +852-2827 6288

Room 1703, 17/F., Tower 1, Enterprise Square, 9 Sheung Yuet Road
Kowloon Bay, Kowloon, Hong Kong
(Former name or former address, if changed since last report.)

Usmart Mobile Device Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2015, Ben Wong and Eddy Wong tendered their resignation as Chief Executive Officer and Chief Financial Officer, respectively, of Eagle Mountain Corporation, formerly Usmart Mobile Device Inc. (the “Company”), effective immediately. Their resignation was for personal reasons and was not in connection with any disagreement on any matter relating to the Company’s operations, policies or practices. Mr. Ben Wong remains as a director of the Company.

            Also on April 18, 2015, the Board of Directors of the Company (the “Board”) appointed Ronald Cormick as Chief Executive Officer of the Company and Haley Manchester as Chief Financial Officer of the Company to fill the vacancies left by Messrs. Wong’s resignation, with immediate effect.  The Board also resolved to elect Ronald Cormick, Ehud Amir, and Larry Eastland as directors of the Company and appointed Ehud Amir as Chief Operating Officer of the Company with immediate effect.

Since 2013, Ronald Cormick, age 70, has served as the President of Texas Shale Oil Inc. where he is responsible for strategic planning and project management. Mr. Cormick is also the President and Chief Executive Officer of Shale Oil International Inc. (OTC Pink: SHLE) which acquired Texas Shale Oil Inc. in 2014. Prior to that, he was the Chief Executive Member of RCO Energy LLC (predecessor to Texas Shale Oil Inc.) since 2006. Mr. Cormick is also a research director for AIRIS Corp, a private Canadian medical device company since 2006. Mr. Cormick previously held numerous management and staff positions including Research Scientist and Manager in Exploration R&D in both oil & gas and mineral industries and President of an international oil company. We highly value Mr. Cormick’s broad range of leadership experience and extensive technical expertise in both oil & gas and minerals industries and believe he is qualified to serve as a member of the Board.

Ehud Amir, 37, is a financial and natural resources entrepreneur. Mr. Amir is a co-founder of Texas Shale Oil Inc., where he is responsible for the financial modeling and project acquisition structures, and identifying the best partners to develop the company’s upstream oil and gas targets and assets. Prior to that, from 2010 to 2012, Mr. Amir was the managing director at Sterlington Resources Ltd. in charge of designing its financial structures and Joint Ventures for Dove Mining Ltd. and its clients, mainly for alluvial mines projects. We believe Mr. Amir’s experience in financial, natural resources, oil and gas industries qualifies him to serve as a member of the Board.

Larry Eastland, 72, is a seasoned entrepreneur, and leads an international business advisory group, Global Public Strategies, Ltd. in Los Angeles, Hong Kong and Southeast Asia.  Dr. Eastland has provided business services for more than 20 years on four continents.  Dr. Eastland currently serves as a director of Shale Oil International Inc. (OTC Pink: SHLE). He has served four U.S. Presidents including as Staff Assistant to the President, U.S. Delegate to the World Tourism Organization, and Director of Operations for the 1983 Summit of Industrialized Nations.  He is a combat decorated U.S. Marine Corps officer having served as a Firebase Commander in Vietnam.  Dr. Eastland received a B.A. in Political Science and International Relations from Brigham Young University in 1967. He received an M.A. and Ph.D. in quantitative behavioral research from the University of Southern California in 1973 and 1976, respectively. Dr. Eastland has served on a number of Boards of both private and public companies, and advises businesses throughout the world.  We believe his 30 years’ management experience on the executive level and extensive knowledge qualify him as a member of the Board.

Haley Manchester, 49, served as the CEO of Trai Thien USA Inc., one of the few Vietnamese companies to successfully go public in the US, where he managed the quadrupling of operations from 2009 until overseeing its recent merger with Onasis Mining Inc in 2014. He is a fluent Vietnamese speaker with twenty years of private and multinational general management, distribution, and business development experience in Asia, including more than six years of downstream oil and gas operations experience with both Mobil and Caltex. Mr. Manchester obtained a BA from Gettysburg College and an MA in Economics/Finance from Trinity College in 1991.

There is no family relationship between any of our officers and directors. There are no understandings or arrangements between any of our officers and directors and any other person pursuant to which our officers and directors were selected as a director and/or officer. There has not been any transaction or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of our officers and directors had or will have a direct or indirect material interest since the beginning of the Company’s last fiscal year.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 24, 2015, the Company amended its Certificate of Incorporation to change its corporate name to Eagle Mountain Corporation. The corporate name change was effected pursuant to Section 242 of the Delaware General Corporation Law by filing a Certificate of Amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Delaware Secretary of State.

The Company’s common stock will continue to be quoted on the OTC Pink under the ticker symbol “UMDI” until FINRA assigns a new ticker symbol upon its approval of the name change.

A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.
Exhibit No.	Description
3.1	Certificate of Amendment dated April 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MOUNTAIN CORPORATION
Dated: April 29, 2015
	By:	/s/ Ronald Cormick
	Name:	Ronald Cormick
	Title:	Chief Executive Officer